Exhibit 10.1.34
LETTER TO FORMER UK EMPLOYEE WITH
TERRA LONG TERM INCENTIVE AWARD
[Date]
Dear                    :
Re: Amendment to Terra Long Term Incentive Award
     You currently hold one or more long term incentive awards issued by Terra Industries Inc. (Terra) which, with one exception, by their respective terms remain valid and outstanding awards. It is Terra’s intent that each such award shall remain valid and outstanding, subject to all the terms and conditions contained within each such respective award, as modified herein.
     As a consequence of the recent merger of Terra’s UK business, Terra Nitrogen (UK) Limited, with the UK business of Kemira GrowHow Oyj, to create a new joint venture entity, GrowHow UK Limited, it is necessary to amend the terms of the Terra long term incentive award(s) as follows:
The terms “employment”, “Terra employment” or “employment of the corporation or subsidiary” as may be contained in each such long term incentive award shall be deemed to include for all purposes your employment with or by GrowHow UK Limited or any subsidiary owned or controlled by GrowHow UK Limited.
     All other and remaining terms and conditions of each such long term incentive award issued you by Terra, except as expressly reflected above, shall remain unchanged.

TERRA INDUSTRIES INC.

BY

[TITLE]